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                                                                   EXHIBIT 23(C)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption 'Expert' and in the headnotes to the 'Summary Selected Combined Financial and Operating Information' and 'Selected Combined Financial and Operating Information' and to the use of our reports dated (i) May 11, 1998 with respect to the Consolidated Balance Sheet of Loeb Realty Corporation; (ii) April 2, 1998 with respect to the Financial Statements of Loeb Real Estate as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997; (iii) April 2, 1998 with respect to the Statements of Revenues and Certain Expenses of First NBC Center and Riverview Center for each of the three years in the period ended December 31, 1997; (iv) April 2, 1998, with respect to the Statement of Revenues and Certain Expenses of Princeton Shopping Center, Marketplace Design Center, and Bazaar Mall for the year ended December 31, 1997; and (v) April 2, 1998, with respect to the Statement of Revenues and Certain Expenses of 24 West 57th Street for the year ended December 31, 1996, all of which are included in the Registration Statement (Form S-11) Pre-effective Amendment No. 1 of Loeb Realty Corporation for the registration of 15,640,000 shares of its common stock.





                                          ERNST & YOUNG LLP

New York, New York
July 20, 1998




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